UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 2, 2013

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
(Address of Principal Executive Offices)

86 10 6598 3111
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2013, China Biologic Products, Inc. (the “Company”) entered into a Redemption Agreement (the “Redemption Agreement”) with Ms. Lin Ling Li (“Ms. Li”), an individual shareholder of the Company, and Mr. Ze Qin Lin (“Mr. Lin”), the spouse of Ms. Li, pursuant to which the Company agreed to redeem 1,479,704 shares of its common stock (the “Redeemed Shares”), representing approximately 5.49% of the total common stock outstanding on August 2, 2013. The redemption price is $20.00 per share and $29,594,080 (the “Redemption Price”) in the aggregate.  The Redeemed Shares will become treasury stock of the Company upon closing of the redemption.

The Company’s obligation to redeem the Redeemed Shares is subject to certain conditions, among which a settlement agreement (the “Settlement Agreement”) has to remain effective and valid. The Settlement Agreement was entered on July 26, 2013 between Ms. Li and Mr. Lin and certain plaintiffs in the pending lawsuit filed in the High Court of Hong Kong (the “HK Lawsuit”) against Ms. Li, Mr. Lin and certain other defendants to settle the title dispute between such plaintiffs and Ms. Li and Mr. Lin in respect of the Redeemed Shares. Pursuant to the Redemption Agreement, $11,837,632 out of the Redemption Price will be paid to the plaintiffs’ representative at the closing of the redemption as the one time cash settlement payment under the Settlement Agreement. For more information on the HK Lawsuit, please refer to the current report on Form 8-K filed by the Company with the SEC on March 12, 2012.

The foregoing summary of the Redemption Agreement is qualified in its entirety by reference to the full text of the agreement, which is included as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
10.1	Redemption Agreement among China Biologic Products, Inc., Ms. Lin Ling Li and Mr. Ze Qin Lin dated August 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2013	CHINA BIOLOGIC PRODUCTS, INC.

	By:	/s/ David (Xiaoying) Gao
David (Xiaoying) Gao
Chief Executive Officer